UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2024

NorthWestern Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware			000-56598	93-2020320
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NorthWestern Energy Group, Inc.	Common stock	NWE	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Short-Term Incentive Compensation Plan
On December 12, 2024, the Board of Directors (the "Board") of NorthWestern Energy Group, Inc. (Nasdaq: NWE) (the "Company"), based on the recommendation of the Human Resources Committee (the "Committee") of the Board, established the Company's 2025 Annual Incentive Plan for officers and other eligible employees of the Company (the "2025 Plan").
The 2025 Plan provides for a payment of incentive compensation to officers and other eligible employees for the performance period of January 1, 2025, through December 31, 2025. To be eligible to receive a payout under the 2025 Plan, employees must be employed on December 31, 2025, and have been employed actively for at least one full quarter of the plan year.
A target incentive level for each participating employee is set by position and is expressed as a percentage of base salary. The short-term incentive target opportunities under the 2025 Plan for the Company's principal executive officer, principal financial officer and the other remaining named executive officers in the Company's proxy statement filed for its 2024 annual meeting of shareholders (the "2024 Proxy Statement") are as follows:

Name	Title	Short-Term Incentive Target Opportunity (as a percentage of base salary)
Brian Bird (1)	President and Chief Executive Officer	100%
Crystal Lail	Vice President and Chief Financial Officer	75%
Shannon Heim	General Counsel and VP Federal Gov't Affairs	50%
John Hines	VP — Supply and Montana Gov't Affairs	45%
Bobbi Schroeppel	VP Customer Care, Comm., and HR	45%
(1) Mr. Bird, a member of the Board, abstains from voting on all Board matters concerning executive compensation.
Payouts of awards to plan participants from the performance pool (as discussed below) will be determined based on a combination of:
(1)individual performance ratings that evaluate achievement against established goals and objectives as well as overall job performance; and
(2)company performance based on the achievement of the following specified performance metrics during 2025:
a.Financial Performance, weighted at 55%, based on achieving targeted net income;
b.Safety, weighted overall at 15%, using two measurements, one based on lost time incident rate (weighted at 10%) and the other based on completion of safety training by active employees (weighted at 5%);
c.Reliability, weighted overall at 15%, consisting of one electric system reliability index (weighted at 10%), which measures the total duration of interruption for the average customer on our system during a predefined period of time, and one natural gas system reliability index (weighted at 5%), which measures leaks per 100 miles on our system during a predefined period of time; and
d.Customer Satisfaction, weighted at 15%, consisting of two equally weighted customer satisfaction measures as determined by an independent survey conducted by J.D. Power & Associates concerning our electric and gas services.
A performance pool will be created and funded based on the level of achievement of the four company performance factors described above. The performance pool then will be allocated to each executive using total target incentive dollars at the end of the performance period for eligible employees in each functional unit, division or department, as adjusted based on the performance funding level achieved.
Allocations of the performance pool will be based on the recommendation of an employee's supervisor. In no case will the total payouts in a given performance pool exceed the total dollars available for that performance pool.

Awards will be paid out to employees as soon as practicable after year-end results are known, but no later than March 31, 2026. The actual incentive amounts paid under the 2025 Plan will be based on the Company's actual results during 2025 in relation to the established performance objectives, and these payments may be greater or less than the target amounts that have been established.
In the event that a work-related fatality occurs during the year, the lost time incident rate portion of the safety performance metric will be forfeited for all employees unless it is determined by the Committee that no actions on the part of the employee or the Company contributed to the incident. In calculating performance against target, the Board has discretion to adjust any performance metric to address developments that (a) are extraordinary or unusual in nature or infrequent in occurrence and (b) impact the performance metric in a manner inconsistent with the intention of the Board with respect to the 2025 Plan.
The annual incentive awards are governed by the terms of the 2025 Plan. For further information regarding the 2025 Plan, see the copy of the plan that is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Document
99.1*	2025 Annual Incentive Plan
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

* filed herewith

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Energy Group, Inc.

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: December 18, 2024